EXHIBIT 21.1

LIST OF SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Organization	% Owned
Tianwei International Development Corporation	Oregon	100%

Shandong Caopu Arts & Crafts Co., Ltd.	PRC	100%